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                                                                       Exhibit 5

                              Gadsby Hannah, LLP
                              225 Franklin Street
                         Boston, Massachusetts  02110

                                August 20, 2001

Netplex Systems, Inc.
1800 Robert Fulton Drive, Suite 250
Reston, Virginia 20191

Ladies and Gentlemen:


We have acted as counsel for Netplex Systems, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-1 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on August 20, 2001, and therafter amended on August 20, 2001 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the registration of 1,350,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") for sale by the Company and certain shareholders of the Company named in the Registration Statement (collectively, the "Selling Shareholders").


In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws, as amended, of the Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the Shares and the transactions described by the Registration Statement; and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity to all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable. In this regard, we express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America.

Further, we are of the opinion that the description of the federal income tax consequences to the stockholders of the Company set forth under the heading of the Registration Statement entitled "Federal Income Tax Consequences" is accurate, full and fair.

We express no opinion as to the application of the "securities" or "blue sky" law of any state, including the State of Delaware and the Commonwealth of Massachusetts, to the offer and/or sale of the Shares. We assume no obligation to update the opinions set forth herein. We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.


                                             Very truly yours,

                                             /s/ Gadsby Hannah, LLP